UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2005

Pierre Foods, Inc.

(Exact name of Registrant as specified in its charter)

North Carolina	0-7277	56-0945643

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

9990 Princeton Road, Cincinnati, OH	45246

(Address of principal executive offices)	(Zip code)

513-874-8741

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On March 9, 2005, the Board of Directors of Pierre Foods, Inc. (the “Company”), upon recommendation of its Compensation Committee, adopted the Pierre Foods, Inc. Fiscal 2006 Executive Incentive Compensation Plan (the “Plan”). Under the Plan, a participant’s potential award is unlimited or is stated as a percentage of the participant’s base salary and all awards are payable in cash.

     In addition, the Board, upon recommendation of the Compensation Committee, set targeted performance objectives upon which payments under the Plan will be based for the Company’s fiscal year ending March 4, 2006 and targeted award amounts for participants. Awards are based upon adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for all participants in the Plan other than the Vice Presidents of the Company’s Sales Divisions and for such Vice Presidents, awards are based upon EBITDA and direct contribution (net sales less standard cost of goods sold, and direct expenses), weighted 50% EBITDA and 50% direct contribution.

     The Company’s President and Chief Executive Officer and the Senior Vice President of Sales, Marketing and New Product Development may earn 200% of their salary if targeted performance objectives are met, and all other participants may earn 100% of their salary if targeted performance objectives are met. If the performance objectives are exceeded, all participants other than the Vice Presidents of the Company’s Sales Divisions may earn an unlimited amount based upon EBITDA. The Vice Presidents of the Company’s Sales Divisions may earn an unlimited amount based upon the EBITDA portion of their respective awards, and up to 50% of their salary based upon the direct contribution portions of their respective awards.

Item 9.01 Financial Statements and Exhibits.

     (c)   Exhibits.

     (10) MATERIAL CONTRACTS.

     10.1 Pierre Foods, Inc. Fiscal 2006 Executive Incentive Compensation Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PIERRE FOODS, INC.
Date: March 15, 2005	By	/s/ Joseph W. Meyers

Joseph W. Meyers Vice President, Finance

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